EXHIBIT 5.1

August 28, 2009

Biostar Pharmaceuticals, Inc.
 No. 588 Shiji Xi Road
Xianyang, Shaanxi Province
The People’s Republic of China 712046

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Biostar Pharmaceuticals, Inc. proposes to file with the Securities and Exchange Commission registering 2,000,000 common shares which may be offered and sold by Biostar Pharmaceuticals, Inc. under the 2009 Incentive Stock Option Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP
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